SUPPLEMENTAL INDENTURE
                       Dated as of December 31, 2001
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          SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of
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December 31, 2001, between Arrow Electronics, Inc., a New York corporation
(the "Company"), and THE BANK OF NEW YORK (as successor to Bank of Montreal
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Trust Company), as trustee (the "Trustee").
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          WHEREAS, the Company and the Trustee are parties to an Indenture dated as of January 15, 1997 (as amended and supplemented as of the date hereof, the "Existing Indenture") pursuant to which the Company issued
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securities of various series, including its 6.45% Senior Notes due 2003
(the "6.45% Notes").
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Capitalized terms used in this Supplemental Indenture and not otherwise defined are used herein as defined in the Existing Indenture.

          WHEREAS, Section 9.2 of the Existing Indenture provides that the Company and the Trustee, with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Securities of all series affected thereby, may enter into a supplemental indenture for purposes of amending the Existing Indenture or such Securities.

          WHEREAS, the Trustee has received the written consent of the Holders of a majority in aggregate principal amount of the outstanding 6.45% Notes to the execution and delivery of this Supplemental Indenture.

          WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Company, the legal, valid and binding agreement of the Company.

          NOW, THEREFORE, THIS INDENTURE WITNESSETH:

          The parties hereto mutually covenant and agree as follows:

                                PART ONE

          Section 1.1. The special covenant specified in the eleventh paragraph of the reverse side of each 6.45% Note is hereby amended and restated to read in its entirety as follows:

          "As a special covenant for the benefit of the holders of the Notes only, the Company may not permit Consolidated Total Debt to exceed an amount equal to:

               (i) on any date on or prior to March 31, 2001, 70% of Consolidated Total Capitalization; and

              (ii) on any date after March 31, 2001, 65% of Consolidated Total Capitalization.".

          Section 1.2.  The following new paragraphs are added
between the eleventh and the twelfth paragraphs of the reverse side of each 6.45% Note:

          "Within five (5) Business Days following the date of any Rating Downgrade, the Company shall give a Rating Downgrade Notice to the Trustee (and the Trustee shall promptly (and, in any event, within five (5) Business Days after receipt thereof) provide a copy thereof to each Holder of Notes). Concurrently with the furnishing of such Rating Downgrade Notice to the Trustee, the Company shall transmit a copy thereof (via facsimile) to each Person specified on Schedule I to this Supplemental Indenture, so long as the Company reasonably believes that such Person owns a beneficial interest in a Note at the time of such Rating Downgrade (it being understood that the Company shall have no obligation to verify the accuracy or completeness of any such information on Schedule I). Each Holder of Notes may notify the Trustee in writing of such Holder's acceptance or rejection of the related Rating Downgrade Put Offer (with respect to all or any portion of the outstanding principal amount of Notes held by such Holder) on or prior to the Rating Downgrade Response Date specified in such Rating Downgrade Notice, and the Trustee shall promptly provide a copy of each such acceptance or rejection to the Company (the failure of any Holder of Notes to respond in writing to the Trustee on or prior to the Rating Downgrade Response Date (with respect to all or any portion of the outstanding principal amount of Notes held by such Holder) shall be deemed to constitute a rejection of all or such portion by such Holder of such Rating Downgrade Offer. The applicable unpaid amount of the Notes held by each Holder of Notes who has accepted the Rating Downgrade Put Offer, together with any accrued and unpaid interest thereon to the Rating Downgrade Prepayment Date (but without any premium thereon), shall become due and payable on the Rating Downgrade Prepayment Date. The Company will promptly provide the Trustee with all information that any Holder of Notes may reasonably request in order to enable such Holder to evaluate the effect of a Rating Downgrade on such Holder's investment in the Notes (and the Trustee shall promptly upon receipt thereof provide such information to such Holder of Notes).

          For purposes of the foregoing paragraph:

          "Rating Downgrade" means that the Company's senior unsecured long-term indebtedness rating most recently assigned (i) by Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. (or any successor thereof) is less than "BBB-" or (ii) by Moody's Investors Service, Inc. (or any successor thereof) is less than "Baa3".

          "Rating Downgrade Notice" means a written notice of a Rating Downgrade given by the Company to the Trustee, which shall (i) describe the facts and circumstances of such Rating Downgrade in reasonable detail, (ii) refer to the twelfth paragraph of the reverse side of each 6.45% Note and the rights of the Holders thereunder, (iii) inform each Holder of Notes that such Holder may accept the Rating Downgrade Put Offer on or prior to the Rating Downgrade Response Date specified therein and may accept such Rating Downgrade Put Offer with respect to all or any portion of the outstanding principal amount of Notes held by such Holder, (iv) specify the Rating Downgrade Prepayment Date and indicate the amount of interest that would be paid to such Holder on the Rating Downgrade Prepayment Date if such Holder accepted the Rating Downgrade Put Offer with respect to the entire outstanding principal amount of Notes held by such Holder, (v) inform each such Holder that such Holder may accept the Rating Downgrade Put Offer (with respect to all or any portion of the outstanding principal amount of Notes held by such Holder) by causing a notice of such acceptance to be delivered to the Trustee on or prior to the Rating Downgrade Response Date, and (vi) inform each such Holder that failure by such Holder to respond to the Rating Downgrade Notice (with respect to all or any portion of the outstanding principal amount of Notes held by such Holder) shall be deemed to constitute a rejection of the Rating Downgrade Put Offer by such Holder (if applicable, with respect to such portion).

          "Rating Downgrade Prepayment Date" means a date specified in a Rating Downgrade Notice on which the applicable aggregate outstanding principal amount of the Notes plus accrued interest thereon shall be paid to Holders of Notes who accept the Rating Downgrade Put Offer, which date shall be a Business Day not less than 30 days nor more than 60 days after the date of such Rating Downgrade Notice.

          "Rating Downgrade Put Offer" means an offer contained in the Rating Downgrade Notice made by the Company to each Holder of Notes to put such Holder's Notes in whole or in part to the Company.

          "Rating Downgrade Response Date" means the date that is 30 days after the date of a Rating Downgrade Notice.

                                  PART TWO

          Section 2.1. Within two Business Days of the date on which this Supplemental Indenture shall be executed and delivered by the Company and the Trustee, the Company shall pay a non-refundable fee (a "Consent Fee")
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for the account of each Consenting Beneficial Owner (as defined below), in an amount for each such Consenting Beneficial Owner equal to 1.75% of the principal amount of 6.45% Notes beneficially owned by such Consenting Beneficial Owner as of the effective date of this Supplemental Indenture (the "Record Date"). For purposes hereof, "Consenting
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Beneficial Owner" means each Person owning an interest in a
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6.45% Note as reflected on the books of the Depositary Trust
Company ("DTC"), as the sole Holder of the 6.45% Notes as of the
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Record Date, so long as such Person duly consents to the execution and delivery of this Supplemental Indenture. The Consent Fee shall be paid as aforesaid by the Company to the Trustee and (promptly after receipt thereof) by the Trustee to DTC (as sole Holder of the 6.45% Notes) (for the account of each Consenting Beneficial Owner).

                                PART THREE

          Section 3.1. This Supplemental Indenture shall be construed as supplemental to the Existing Indenture and shall form a part thereof, and, as supplemented and modified hereby, is hereby ratified, approved and confirmed.

          Section 3.2. This Supplemental Indenture shall be governed by, and construed in accordance with, laws of the State of New York.

          Section 3.3. This Supplemental Indenture may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Supplemental Indenture.

          Section 3.4. The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Supplemental Indenture or the proper authorizations or the due execution hereof by the Company or for and in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.


          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

                                           ARROW ELECTRONICS, INC.,
                                           as the Company

                                           By
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                                             Name:
                                             Title:

                                           THE BANK OF NEW YORK,
                                           as Trustee

                                           By
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                                             Name:
                                             Title: